EXHIBIT 99.1

FOR RELEASE UPON RECEIPT ON SEPTEMBER 27, 2004

Contact:
Breanna Burkart/Anna Sussman
Directors, Investor Relations and Corporate Communications
Pharmion Corporation
720-564-9150

Pharmion Corporation Increases Vidaza Sales Guidance

     BOULDER, Colo., September 27, 2004 — Pharmion Corporation (NASDAQ: PHRM) today reported that it has increased sales guidance for Vidaza for the second half of 2004 to a range of $40-45 million, from its previous range of $20-27 million, based on greater than anticipated sales in the initial months of its Vidaza launch.

VidazaTM (azacitidine for injectable suspension) was launched in the U.S. on July 1, 2004 after receiving a full approval in May from the U.S. Food and Drug Administration (FDA) for the treatment of all five subtypes of Myelodysplastic Syndromes (MDS). These subtypes include: refractory anemia (RA) or refractory anemia with ringed sideroblasts (RARS) (if accompanied by neutropenia or thrombocytopenia or requiring transfusions), refractory anemia with excess blasts (RAEB), refractory anemia with excess blasts in transformation (RAEB-T), and chronic myelomonocytic leukemia (CMMoL).

“We are pleased that physicians are choosing to use Vidaza in their treatment of MDS,” said Patrick Mahaffy, Pharmion’s president and chief executive officer. “While we caution that it is still too early in the launch to estimate the longer-term sales of Vidaza, it is evident from our sales to date and our interactions with physicians that Vidaza represents a potentially important new treatment option for this very difficult-to-treat disease.”

2004 Financial Outlook

Pharmion is increasing its net sales expectations for 2004 to a range of $111-119 million, up from previous guidance of $91-$101 million, based on increased expectations for sales of Vidaza. The Company now estimates total Vidaza sales for the second half of 2004 will be in a range of $40-45 million, an increase from previous guidance of $20-27 million. Thalidomide sales guidance remains in a range of $58-61 million for 2004. With the revised guidance for Vidaza sales, the Company now estimates its net loss for 2004 to be in a range of $(0.90) — $(1.10) per share, compared to its previous guidance range of a net loss of $(1.40) — (1.60) per share.

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Pharmion Increases Vidaza Sales Guidance for 2004
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About MDS

MDS is a bone marrow disorder characterized by the production of abnormally functioning, immature blood cells. The highest prevalence of MDS is in patients over 60 years of age. According to the American Cancer Society and the Aplastic Anemia and MDS International Foundation, there are an estimated 10,000-30,000 new cases of MDS in the United States each year. Survival ranges from six months to many years for the different subtypes of MDS. MDS can result in death from bleeding and infection in the majority of patients, and transformation to acute myelogenous leukemia (AML) occurs in up to 40 percent of patients. The prognosis for patients transforming to AML is exceptionally poor.

About Pharmion:

Pharmion is a pharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. For additional information about Pharmion, please visit the Company’s website at www.pharmion.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the status and timing of regulatory approvals for Thalidomide Pharmion 50mg and Vidaza; the impact of competition from other products under development by Pharmion’s competitors; the regulatory environment and changes in the health policies and structure of various countries; acceptance and demand for new pharmaceutical products and new therapies, uncertainties regarding market acceptance of products newly launched, currently being sold or in development; Pharmion’s ability to successfully acquire rights to develop and commercialize additional pharmaceutical products; fluctuations in currency exchange rates, and other factors that are discussed in Pharmion’s filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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